Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Oklo Inc. on Amendment No. 2 to Form S-4 (File No. 333-274722) of our report dated September 27, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Oklo Inc. as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases effective January 1, 2021 due to the adoption of ASU No. 2016-02 (Topic 842).

/s/ Marcum LLP

Marcum LLP

Los Angeles, CA

December 22, 2023